Exhibit 99.1

Royal Gold Reports Record Revenue and Free Cash Flow for Fiscal 2009 and Fourth Quarter

  Fiscal 2009 revenue and free cash flow1 increased 11% and 17%, respectively, year-over-year
  Fourth quarter revenue and free cash flow increased 9% and 14%, respectively, year-over-year
  Fiscal 2009 free cash flow totaled 84% of revenues
  Significant expansion of portfolio in fiscal 2009 with addition of Barrick royalties and agreement to acquire Andacollo property interests
  Gold accounted for 84% of revenues for fiscal 2009 versus 74% for the prior year

DENVER--(BUSINESS WIRE)--August 13, 2009--ROYAL GOLD, INC. (NASDAQ:RGLD) (TSX:RGL), a leading precious metals royalty company, today announced record royalty revenue of $73.8 million for fiscal 2009 (ended June 30), an 11% increase over revenues of $66.3 million in fiscal 2008. Net income totaled $38.3 million, or $1.09 per basic share, compared with net income of $24.0 million, or $0.62 per share, in fiscal 2008. Net income for fiscal 2009 included the effects of a one-time gain of $31.5 million, resulting from the restructuring of the Company’s royalties at the Cortez Pipeline Mining Complex (“Cortez”) in October 2008, and a $2.2 million one-time gain on the buy-back of the Benso royalty by the operator in May 2009. Excluding these items, the Company’s net income for fiscal 2009 was $16.4 million, or $0.47 per basic share.

For the fourth quarter ended June 30, 2009, royalty revenue reached a record high of $22.3 million, a 9% increase over royalty revenue of $20.4 million for the same period in fiscal 2008. The Company reported fourth quarter net income of $7.1 million, or $0.18 per basic share, as compared with fourth quarter net income of $7.0 million, or $0.21 per basic share for the previous period. Excluding the one-time gain on the Benso buy-back, the Company’s net income for the fourth quarter ended June 30, 2009 was $5.6 million or $0.14 per basic share.

1 The Company defines free cash flow, a non-GAAP financial measure, as operating income plus depreciation, depletion and amortization, non-cash charges and impairment of mining assets, if any, less minority interest in operating income from consolidated subsidiary (see Schedule A).

Increased royalty revenue for fiscal 2009 was largely driven by production growth at Taparko and Leeville and new contributions from the Barrick royalty portfolio, including Siguiri and the consolidation of royalty interests at the Mulatos property, as well as commencement of production at Peñasquito and Dolores. These increases were partially offset by decreases in revenue at Cortez and Robinson.

Free cash flow for fiscal 2009 was $61.7 million ($1.75 per share), representing 84% of revenue. This compares to free cash flow for fiscal 2008 of $52.9 million ($1.70 per share), or 80% of revenues. Free cash flow for the fourth quarter was $19.4 million ($0.49 per share), representing 87% of revenue, compared to free cash flow of $17.0 million ($0.50 per share), or 83% of revenues, for the comparable period.

As of June 30, 2009, the Company had a working capital surplus of $312.5 million. Current assets were $318.7 million (including $294.6 million in cash and equivalents), compared to current liabilities of $6.2 million, resulting in a current ratio of 51 to 1.

Tony Jensen, President and CEO, commented, “Fiscal 2009 was a pivotal year of growth and development for Royal Gold. We reported record revenue and free cash flow for the eighth straight year. The Company’s strong results were driven by our focus on and execution of our long-term growth strategy, steady performance from our increasingly diversified portfolio, and a continuation of strong precious metals prices.”

Jensen continued, “Over the past several years, Royal Gold has built a high quality royalty portfolio with a strong pipeline of development projects. Two significant transactions during the year included the acquisition of the Barrick royalty portfolio and the signing of an agreement with a subsidiary of Teck Resources on the Andacollo mine. In fiscal 2010, we expect that the Dolores and Peñasquito royalties will begin to make significant revenue contributions and, assuming that the transaction closes, Andacollo could develop into our largest revenue source.”

PROPERTY HIGHLIGHTS

In fiscal 2009, higher royalty revenue, principally driven by increased production from Mulatos, Leeville, Taparko, and Peñasquito, new contributions from Siguiri and Dolores, and higher gold prices, was partially offset by revenue declines at Cortez and Robinson. The average price of gold in fiscal 2009 was $874 per ounce compared with $821 per ounce in fiscal 2008.

Peñasquito

On July 13, 2009, Goldcorp announced that construction of the first sulfide process line at Peñasquito was complete and commissioning work was advancing on schedule. Goldcorp anticipates the next important milestone will be reached with the production and shipment of the first concentrates during the second half of calendar 2009. Commercial production is expected in the first quarter of calendar 2010. They also reported that construction of the second sulfide process line is well underway and progressing toward planned completion in the third quarter of calendar 2010.

Dolores

Royal Gold’s 1.25% NSR gold royalty took effect in December 2008 when initial production commenced at Dolores. Upon achievement of commercial production on May 1, 2009, the Company reached an effective 3.25% NSR royalty on gold and a 2.0% NSR royalty on silver.

For fiscal 2009, gold and silver sales subject to our royalty interest totaled approximately 39,000 ounces and 326,000 ounces, respectively. In July 2009, Minefinders stated that both gold and silver production is expected to increase through the remainder of calendar 2009 as the volume of ore under leach and time under leach continues to increase.

Cortez

At Cortez, the Company recognized $16.3 million in revenue for fiscal 2009 on sales subject to our royalty interest of approximately 268,000 ounces, compared to revenue of $21.9 million on sales subject to our royalty interest of approximately 436,000 ounces for fiscal 2008. While lower than expected grades were mined during fiscal 2009, decreased production was driven primarily by mine sequencing that reduced mining activity on the Company’s royalty ground.

Robinson

In fiscal 2009, the Company recognized $7.7 million in revenue for the Robinson mine on sales subject to our royalty interest of approximately 114,000 ounces of gold and 128.3 million pounds of copper, compared to $16.6 million on sales subject to our royalty interest of approximately 121,000 ounces of gold and 139.0 million pounds of copper for the prior fiscal year. The decrease in royalty revenue was due to lower copper prices, a decrease in gold and copper production, and negative final pricing adjustments during the first half of fiscal 2009. The average spot price of copper for fiscal 2009 was $2.25 per pound as compared to $3.53 per pound for fiscal 2008.

On July 13, 2009, Quadra announced that calendar 2009 production guidance for copper was reduced to approximately 130 million pounds from 140 million pounds. Gold production guidance of 100,000 ounces remains unchanged. The reduction in estimated copper production is due to limited access to hypogene ore in the Veteran Pit, which adversely affected blending capabilities. Quadra said that mining of the hypogene ore in Veteran would resume in the third calendar quarter of 2009 allowing continuation of the blending strategy.

Taparko

At Taparko, the Company recognized revenue of $10.4 million for fiscal 2009 on sales subject to our royalty interest of approximately 48,000 ounces of gold. Previous maintenance activities have improved vibration issues allowing the mill to operate at budgeted levels of availability in recent months. However, higher than acceptable vibration levels in the pinion/girth gear interface continue to limit mill throughput.

Pursuant to the Amended and Restated Funding Agreement dated February 22, 2006 (the “Funding Agreement”), between Royal Gold, Inc. and Somita SA (“Somita”), a 90% owned subsidiary of High River and the operator of Taparko, Somita is in breach of certain obligations under the Funding Agreement. As security for the Company’s investment in Somita, two of High River’s subsidiaries have pledged their equity interests in Somita and High River (West Africa) Ltd., the corporate parent of Somita. In addition, Royal Gold obtained as collateral a pledge of shares of certain equity investments in public companies held by High River. Royal Gold has not agreed to forbear pursuing any of its remedies under the Funding Agreement or on other agreements with High River and its affiliates.

Mulatos

On August 6, 2009, Alamos stated that operational improvements have resulted in actual recoveries exceeding the budgeted rate of 60% for calendar 2009. Therefore, Alamos revised its calendar 2009 gold production guidance upwards from between 145,000 and 160,000 ounces of gold to between 160,000 and 170,000 ounces of gold.

Full year and fourth quarter fiscal 2009 production and revenue for the Company’s principal royalty interests are shown in Tables 1 and 2. For more detailed information about each of our royalty properties, please refer to the Company’s most recent Annual Report on Form 10-K, and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, or our website located at www.royalgold.com.

OTHER DEVELOPMENTS

Court Confirms Royalty Interest on Holt Mine

On July 23, 2009, the Ontario Superior Court of Justice rendered a decision in an action seeking clarification of the royalty obligations on the Holt portion of the Holloway-Holt mining project in Ontario, Canada. The Court held that Royal Gold is entitled to payment from Newmont Canada of the full amount of the sliding-scale NSR royalty on gold production from the Holt mine. The Court also held that the sole obligation of St Andrew Goldfields is to reimburse Newmont Canada for payment of the royalty up to a flat rate of 0.013% of the net smelter returns for gold. The Court's decision may be appealed within 30 days of the date of the decision.

Andacollo Transaction

On April 6, 2009, the Company announced that it had signed a definitive agreement with CDA, a subsidiary of Teck Resources Limited, to acquire an interest in the gold production at the Andacollo mine located in Chile. Royal Gold will receive 75% of the gold produced from the sulfide portion of the Andacollo deposit until 910,000 payable ounces of gold have been sold, after which Royal Gold will receive 50% of all future payable gold production from the property.

On August 12, 2009, Teck announced that they have encountered challenges to the previously granted permits for the process water supply which may result in a delay in the start-up of the sulfide milling operations. The transaction is subject to certain conditions including that material government approvals are not withdrawn or challenged. To accommodate this potential delay, we have agreed to extend the outside closing date of the transaction until January 29, 2010.

About Royal Gold

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests. The Company owns royalties on 118 properties on five continents, including royalties on 25 producing mines and 8 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

ROYALTY DEFINITIONS

The Company’s producing and development royalty portfolio contains several different types of royalties that are defined as follows:

Royalty - the right to receive a percentage or other denomination of mineral production from a resource extraction operation.

Gross Smelter Return (“GSR”) Royalty - a defined percentage of the gross revenue from a resource extraction operation, less, if applicable, certain contract-defined costs paid by or charged to the operator.

Net Smelter Return (“NSR”) Royalty - a defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of incidental transportation, insurance, refining and smelting costs.

Net Value Royalty (“NVR”) - a defined percentage of the gross revenue from a resource extraction operation, less certain contract-defined transportation costs, milling costs and taxes.

Gross Proceeds Royalty (“GPR”) - a royalty in which payments are made on contained ounces rather than recovered ounces.

Note: Management’s conference call reviewing the fourth quarter and fiscal 2009 results will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling (800) 603-2779 (North America) or (973) 200-3960 (international), access #84868923. The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section. A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding building a high quality royalty portfolio with a strong pipeline of development projects, the anticipated closing of the Andacollo transaction, the expectations of significant revenue contributions from Dolores, Peñasquito and Andacollo (upon the close of the transaction), operators' expectations on the commencement or ramp up of production at Peñasquito and Dolores, expected resumption of mining activities at certain mines, and any other production guidance. Factors that could cause actual results to differ materially from the projections include, among others, precious metals prices, performance of and production at the Company's royalty properties, decisions and activities of the operators of the Company's royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, delays in the operators securing or their inability to secure necessary governmental permits at the Andacollo or other mines, changes in project parameters as plans continue to be refined, economic and market conditions, liquidity and production problems at Taparko and other royalty properties, the Company’s exercise of its rights under the Taparko Funding Agreement, buy-down rights at Malartic, litigation, the closing of the Andacollo transaction, the ability of the operator to bring the Andacollo project into production as expected, and other subsequent events, as well as other factors described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

*Free Cash Flow: The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting. Free cash flow is a non-GAAP financial measure. The Company defines free cash flow as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets less minority interest in operating income of consolidated subsidiary. While we believe free cash flow is a useful measure of the Company’s performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles. See Schedule A, attached to this press release for a GAAP reconciliation.

TABLE 1
Fiscal 2009
Royalty Production and Revenue for Principal Royalty Interests

				FISCAL YEAR ENDED JUNE 30, 2009		FISCAL YEAR ENDED JUNE 30, 2008
PROPERTY	ROYALTY	OPERATOR	METAL	Royalty Revenue ($ Millions)	Reported Production[1]	Royalty Revenue ($ Millions)	Reported Production[1]
Cortez	GSR1 and GSR2 [2] GSR3 [2] NVR1 [2]	Barrick	Gold	16.3	268,327 oz.	21.9	436,148 oz.
Taparko	TB-GSR1 [3] TB-GSR2 [3]	High River	Gold	10.4	48,105 oz.	7.4	36,078 oz.
Robinson [4]	3.0% NSR	Quadra	Gold Copper	7.7	113,740 oz. 128.3M lbs.	16.6	120,873 oz. 139.0M lbs.
Leeville	1.8% NSR	Newmont	Gold	6.7	429,122 oz.	5.6	360,811 oz.
Mulatos	1.0 - 5.0% NSR [5]	Alamos	Gold	6.1	167,907 oz.	1.5	120,933 oz.
Goldstrike	0.9% NSR	Barrick	Gold	5.6	724,368 oz.	5.1	698,488 oz.
Siguiri	0.00 - 1.875% NSR [6]	AngloGold Ashanti	Gold	4.0	241,817 oz.	- [7]	- [7]
Peñasquito (oxide)	2.0% NSR	Goldcorp	Gold Silver	1.5	52,932 oz. 2.5M oz.	0.1[7]	1,618 oz. [7] 91,601 oz. [7]
Dolores	3.25% NSR [8] 2.0% NSR	Minefinders	Gold Silver	0.9	38,819 oz. 326,182 oz.	- [7]	- [7]
Other Royalty Properties [9]	-	-	Various	14.6	-	8.1	-
Total Royalty Revenue				73.8		66.3
Footnotes to follow.

TABLE 2
Fourth Quarter Fiscal 2009
Royalty Production and Revenue for Principal Royalty Interests

				QUARTER ENDED JUNE 30, 2009		QUARTER ENDED JUNE 30, 2008
PROPERTY	ROYALTY	OPERATOR	METAL	Royalty Revenue ($ Millions)	Reported Production[1]	Royalty Revenue ($ Millions)	Reported Production[1]
Cortez	GSR1 and GSR2 [2] GSR3 [2] NVR1 [2]	Barrick	Gold	4.6	78,270 oz.	5.1	45,061 oz.
Taparko	TB-GSR1 [3] TB-GSR2 [3]	High River	Gold	3.9	17,519 oz.	2.8	13,056 oz.
Robinson [4]	3.0% NSR	Quadra	Gold Copper	2.3	23,152 oz. 24.2M lbs.	5.5	35,403 oz. 38.7M lbs.
Mulatos	1.0 - 5.0% NSR [5]	Alamos	Gold	2.2	46,175 oz.	0.5	36,506 oz.
Siguiri	0.00 - 1.875% NSR [6]	AngloGold Ashanti	Gold	1.5	80,551 oz.	- [7]	- [7]
Leeville	1.8% NSR	Newmont	Gold	1.3	76,858 oz.	1.6	98,994 oz.
Goldstrike	0.9% NSR	Barrick	Gold	1.1	127,069 oz.	1.4	182,435 oz.
Peñasquito (oxide)	2.0% NSR	Goldcorp	Gold Silver	0.7	25,965 oz. 0.9M oz.	0.1 [7]	1,618 oz.[7] 91,601 oz. [7]
Dolores	3.25% NSR [8] 2.0% NSR	Minefinders	Gold Silver	0.7	22,210 oz. 326,182 oz.	- [7]	- [7]
Other Royalty Properties [9]	-	-	Various	4.0	-	3.4	-
Total Royalty Revenue				22.3		20.4
Footnotes to follow.

FOOTNOTES

1 Reported production relates to the amount of metal sales that are subject to our royalty interests for the periods ended June 30, 2009 and June 30, 2008, as reported to us by the operators of the mines.

2 Royalty percentages: GSR1 and GSR2 – 0.40 to 5.0% (sliding-scale); GSR3 – 0.71%; NVR1 – 0.39%. As of October 1, 2008, the GSR2 royalty percentage was restructured to match the current GSR1 rate.

3 Royalty percentages: TB-GSR1 – 15.0%; TB-GSR2 – 4.3% when the average monthly gold price ranges between $385 and $430 per ounce. Outside of this range, the royalty rate is calculated by dividing the average monthly gold price by 100 for gold prices above $430 per ounce, or by dividing the average monthly gold price by 90 for gold prices below $385 per ounce (e.g., a $900 per ounce gold price results in a rate of 900/100 = 9.0%). Two subsequent royalties consist of a 2.0% GSR perpetual royalty (“TB-GSR3”), applicable to gold production from defined portions of the Taparko-Bouroum project area, and a 0.75% GSR milling royalty (“TB-MR1”). The TB-MR1 royalty applies to ore that is mined outside of the defined area of the Taparko-Bouroum project that is processed through the Taparko facilities up to a maximum of 1.1 million tons per year. Both the TB-GSR3 and TB-MR1 royalties commence once TB-GSR1 and TB-GSR2 have ceased. Both TB-GSR1 and TB-GSR2 continue until either production reaches 804,420 ounces of gold, or payments totaling $35 million under TB-GSR1 are received, whichever comes first. As of June 30, 2009, Royal Gold has recognized approximately $11.2 million in royalty revenue under TB-GSR1 that is attributable to cumulative production of approximately 84,000 ounces of gold.

4 Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.

5 The Company’s sliding-scale royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 416,000 ounces of cumulative production as of June 30, 2009.

6 The Company’s royalty is capped once payments of approximately $12.0 million have been received. As of June 30, 2009, approximately $7.9 million remains unrecognized under the cap. NSR sliding-scale schedule (price of gold per ounce - royalty rate as of 6/30/09): $0 to $495.71 – 0.00%; $495.72 to $566.54 – 0.625%; $566.55 to $601.94 – 0.875%; $601.95 to $637.35 – 1.125%; $637.36 to $672.76 – 1.50%; $672.77 and above – 1.875%. The sliding-scale schedule is adjusted based on the average of the United States, Australian and Canadian Consumer Price Indices on a quarterly basis. The most current rate available is reflected herein.

7 Royalty revenue commenced in June 2008 for Peñasquito; October 2008 for Siguiri; and December 2008 for Dolores.

8 Royalty was acquired in October 2007 and production from the 1.25% royalty on gold commenced during the fourth quarter of calendar 2008. The Company’s 2.0% NSR royalty on gold and silver became effective on May 1, 2009, once commercial production was achieved.

9 “Other” includes all of the Company’s non-principal producing royalties as of June 30, 2009 and 2008. Individually, no royalty included within “Other” attributed greater than 5% of our total royalty revenue for fiscal 2009. Royalties included in the “Other” category that were acquired in the Barrick transaction in October 2008 contributed aggregate royalty revenue of approximately $4.4 million during the period, not including royalty revenue from Siguiri and Mulatos, which are shown in Table 1. The remaining royalties in the “Other” category contributed aggregate royalty revenue of approximately $10.1 million during the fiscal year ended June 30, 2009, compared to $8.1 million during the fiscal year ended June 30, 2008. Of this royalty revenue, Troy contributed approximately $2.5 million, El Chanate contributed approximately $2.2 million and Don Mario contributed approximately $1.6 million during the current period, compared to $2.5 million, $1.1 million and $1.4 million for the prior period, respectively. For the fourth quarter of fiscal 2009, Troy contributed approximately $500,000, El Chanate contributed approximately $400,000 and Don Mario contributed approximately $300,000, compared to approximately $900,000, $900,000 and $500,000, respectively, for the prior period.

ROYAL GOLD, INC.
Consolidated Balance Sheets
As of June 30,
(In thousands except share data)

	2009	2008
Current assets
Cash and equivalents	$294,566	$192,035
Royalty receivables	20,597	16,317
Income tax receivable	2,372	2,186
Deferred tax assets	166	131
Prepaid expenses and other	1,007	308

Total current assets	318,708	210,977

Royalty interests in mineral properties, net	455,966	300,670
Restricted cash – compensating balance	19,250	15,750
Inventory – restricted	10,622	11,170
Other assets	5,378	7,283
Total assets	$809,924	$545,850

Current liabilities
Accounts payable	$2,403	$4,753
Dividends payable	3,259	2,384
Other	527	1,797
Total current liabilities	6,189	8,934

Net deferred tax liabilities	23,371	26,034
Term loan facility	19,250	15,750
Other long-term liabilities	703	504
Total liabilities	49,513	51,222

Commitments and contingencies
Minority interest in subsidiary	10,970	11,411
Stockholders’ equity
Common stock, $0.01 par value, authorized 100,000,000 shares; and issued 40,480,311 and 33,926,495 shares, respectively	405	339
Additional paid-in capital	702,407	463,335
Accumulated other comprehensive (loss) income	(80)	65
Accumulated earnings	46,709	19,478
Total stockholders’ equity	749,441	483,217

Total liabilities and stockholders’ equity	$809,924	$545,850

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
For The Years Ended June 30,
(In thousands except share data)

	2009	2008	2007
Royalty revenues	$73,771	$66,297	$48,357

Costs and expenses
Costs of operations (exclusive of depreciation, depletion and amortization shown separately below)	3,551	3,664	3,265
General and administrative	7,352	7,208	5,824
Exploration and business development	2,998	4,079	2,493
Depreciation, depletion and amortization	32,578	18,364	8,269
Total costs and expenses	46,479	33,315	19,851

Operating income	27,292	32,982	28,506

Royalty portfolio restructuring gain	33,714	-	-
Interest and other income	3,192	6,742	4,258
Interest and other expense	(984)	(1,729)	(1,973)
Income before income taxes	63,214	37,995	30,791

Income tax expense	(21,857)	(12,050)	(9,549)
Minority interest in income of consolidated subsidiary	(3,009)	(1,352)	(1,522)
Loss from equity investment	-	(550)	-
Net income	$38,348	$24,043	$19,720

Adjustments to other comprehensive income
Unrealized change in market value of available for sale securities, net of tax	(145)	(393)	(40)
Comprehensive income	$38,203	$23,650	$19,680

Net income	$38,348	$24,043	$19,720
Preferred dividends	-	(4,788)	-
Net income available to common stockholders	$38,348	$19,255	$19,720

Basic earnings per share	$1.09	$0.62	$0.79
Basic weighted average shares outstanding	35,337,133	31,054,725	24,827,319

Diluted earnings per share	$1.07	$0.61	$0.79
Diluted weighted average shares outstanding	35,789,076	31,390,293	25,075,086

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
For the Years Ended June 30,
(In thousands)

	2009	2008	2007
Cash flows from operating activities
Net income	$38,348	$24,043	$19,720
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	32,578	18,364	8,269
Deferred tax expense (benefit)	(2,170)	115	(761)
Non-cash employee stock compensation expense	2,921	2,869	2,663
Royalty portfolio restructuring gain	(33,714)	-	-
Loss on available for sale securities	-	49	-
Note receivable – Battle Mountain Gold Exploration	-	(713)	-
Tax benefit of stock-based compensation exercises	(334)	(722)	(346)
Changes in assets and liabilities:
Royalty receivables	(4,280)	(3,120)	(6,508)
Prepaid expenses and other assets	(389)	(232)	414
Accounts payable	(1,842)	2,211	1,020
Income taxes (receivable) payable	(147)	(1,846)	16
Other	(924)	(1,891)	(140)

Net cash provided by operating activities	$30,047	$39,127	$24,347
Cash flows from investing activities
Acquisition of royalty interests in mineral properties	$(186,110)	$(16,246)	$(120,808)
Proceeds from royalty portfolio restructuring	34,897	-	-
Note receivable – Battle Mountain Gold Exploration	-	-	(14,494)
Restricted cash – compensating balance	(3,500)	-	(15,750)
Deferred acquisition costs	(1,021)	(157)	(973)
Battle Mountain acquisition, net of cash acquired of $1,398	-	(2,933)	-
Proceeds on sale of Inventory – restricted	1,924	-	-
Other	(284)	(42)	(366)

Net cash used in investing activities	$(154,094)	$(19,378)	$(152,391)
Cash flows from financing activities
Common stock dividends	$(10,242)	$(8,253)	$(5,721)
Preferred stock dividends	-	(2,802)	-
Debt issuance costs	(797)	(27)	(464)
Borrowings under term loan facility	3,500	-	15,750
Tax benefit from stock-based compensation exercises	334	722	346
Gold loan payoff – Battle Mountain	-	(6,476)	-
Net proceeds from issuance of common stock	235,707	698	122,526
Net proceeds from issuance of preferred stock	-	111,098	-
Distribution to minority interest holder	(1,924)
Stock repurchase program	-	(5,516)	-
Net cash provided by financing activities	$226,578	$89,444	$132,437
Net increase in cash and equivalents	102,531	109,193	4,393
Cash and equivalents at beginning of year	192,035	82,842	78,449
Cash and equivalents at end of year	$294,566	$192,035	$82,842

SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses free cash flow and free cash flow as a percentage of revenues. Free cash flow is a non-GAAP financial measure. Free cash flow is defined by the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets, less minority interest in operating income of consolidated subsidiary. Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio. Free cash flow identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, and shareholder dividends. Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations. Below is the reconciliation to operating income:

Royal Gold, Inc.
Free Cash Flow Reconciliation

	For the Fiscal Year Ended
	June 30,
	(in thousands)

	2009	2008	2007

Operating income	$27,292	$32,982	$28,506
Depreciation, depletion and amortization	32,578	18,364	8,269
Non-Cash employee stock compensation	2,921	2,869	2,663
Minority interest in income of consolidated subsidiary	(1,085)	(1,352)	(1,522)
Free cash flow	$61,706	$52,863	$37,916

	For the Fiscal Quarter Ended
	June 30,
	(in thousands)

	2009	2008

Operating income	$9,302	$10,526
Depreciation, depletion and amortization	9,657	6,431
Non-Cash employee stock compensation	696	724
Minority interest in operating income of consolidated subsidiary	(292)	(670)
Free cash flow	$19,363	$17,011

CONTACT:
Royal Gold, Inc.
Karen Gross, 303-575-6504
Vice President and Corporate Secretary